Exhibit 10.21

April 4, 2011

David Abraham

[***]

Dear David:

It is with great pleasure that I offer you employment with Selecta Biosciences, Inc. Your position will be General Counsel and Corporate Secretary. Your effective date of hire as a regular, full-time employee will be 16 August, 2011 (the “Start Date”).

You will be paid on a salary basis at an annual rate of $240,000 to be paid semi-monthly in accordance with Selecta’s payroll schedule. Further, it is our intention to recommend to the Board of Directors that you be granted an incentive stock option to purchase 230,000 shares of Selecta’s common stock, $0.0001 par value per share, at an exercise price equal to the fair market value per share on the date of grant. . Such option will vest (i.e., become exercisable) at a rate of 25% on the first anniversary of the date of grant, and an additional 2.0833% each month thereafter.

We also will pay you sign-on cash bonuses equal to $25,000 in 2011; $12,500 in 2012; and $7,500 in 2013. The first of these bonuses will be paid promptly after you countersign and return this letter to the Selecta, and each subsequent bonus will be paid on the first payroll date of 2012 and 2013, as applicable. Any such bonuses will be contingent upon your continued service to Selecta at the time of the scheduled payments.

In addition, Selecta will reimburse you for up to $50,000 in reasonable expenses paid in connection with changing your residence from Menlo Park to a city or town within 40 miles of Watertown, Massachusetts, as long as you complete such change of residence on or before November 1, 2011. Your entitlement to such relocation reimbursement will be subject to your delivery to Selecta of receipts or other reasonable documentation of your moving and relocation expenses. You will receive relocation reimbursement for relocation expenses incurred through December 31, 2011. By signing below, you agree that if you terminate your employment with Selecta for any reason within two years after the Start Date, then you will promptly refund to Selecta a portion of the relocation reimbursements you have received that is proportionate to the segment of such two-year period that remains after the effective date of such termination.

As a regular, full-time employee you are eligible to participate in the employee benefit plans which Selecta offers to its employees, including the current employee vacation policy. Descriptions of the benefit plans currently being offered are available upon request. These plans may, from time to time, be amended or terminated with or without prior notice.

480 Arsenal Street, Building One • Watertown, MA 02472 USA • tel: +1.617.923.1400 • fax: +1.617.924.3454    www.selectabio.com

Your employment at all times will be at will, meaning that you are not being offered employment for a definite period and that either you or Selecta may terminate the employment relationship at any time for any reason.

As a condition of your at-will employment, you will be required to sign the attached Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement. In addition, the Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., Social Security Card, Driver’s License, US Passport). We will not be able to employ you if you fail to comply with this requirement.

Selecta maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

By accepting this offer below, you represent that you are subject to no agreements which might restrict your conduct at Selecta; and that you understand that if you become aware at any time during your employment with Selecta that you are subject to any agreements which might restrict your conduct at Selecta, you are required to immediately inform Selecta of the existence of such agreements or your employment by Selecta shall be subject to immediate termination. Selecta understands that you are a participant in or advisor to certain startup companies, but that these relationships do not restrict your conduct at Selecta. You also acknowledge that, as of the Start Date, your company, Innovation Legal Group (“ILG”) will not be entitled to any further cash payments under the consulting agreement between Selecta and ILG dated as of February 2, 2009, as amended May 1, 2009 (the “ILG Agreement”), unless Selecta expressly requests the services of ILG in writing. A separate ILG services agreement will be executed in writing together with this offer letter. Further, you will be eligible for a bonus program, should such a program be instituted for senior executives of Selecta.

This offer will expire at 5:00 p.m. on 20 April, 2011. Please indicate your acceptance of this offer by signing and returning to me this letter and the attached Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement.

David, I am looking forward to having you officially join the Selecta team as a full-time employee!

Sincerely,

SELECTA BIOSCIENCES, INC.

/s/ Werner Cautreels
Werner Cautreels
Chief Executive Officer

Accepted by:	/s/ David Abraham
7 April 2011